McGraw-Hill Education Appoints Jonathan Mariner to Board of Directors NEW YORK – February 1, 2016 – McGraw-Hill Education, a learning science company, today announced the appointment of Jonathan Mariner, chief investment officer of Major League Baseball (MLB), to its board of directors. As of March 1, 2016, Mariner will also serve as chairman of the audit committee. “Jonathan's financial acumen and operational expertise will be very valuable to us as he helps drive our business strategy and leads the audit committee,” said David Levin, president and chief executive officer of McGraw-Hill Education. “Jonathan shares McGraw-Hill Education’s values and sense of purpose, and I look forward to working with him as we continue to improve student outcomes through the science of learning.” "Jonathan brings extensive leadership experience and a record of achievement in the private and public sectors," said Larry Berg, a senior partner at Apollo Global Management and chairman of the board of McGraw-Hill Education. "Jonathan will work closely with me, David Levin, and the company's other board members to provide counsel on numerous strategic, financial and operational matters that will help position McGraw-Hill Education for continued success." As chief investment officer of MLB, Mariner is responsible for managing the baseball industry's endowment fund, its pension assets and potential new strategic investments. Prior to his current role, Mariner served as MLB's chief financial officer for 12 years, during which he upgraded MLB's financial function, created a league-wide risk management program and implemented a new club financial reporting and long-range forecasting process. Before joining MLB, Mariner served as executive vice president and chief financial officer of the Florida Marlins where he was responsible for directing all of the club's day-to-day financial and administrative operations. Prior to that, he served as executive vice president and chief operating officer of Charter Schools USA, one of the nation's leading charter school development and management companies. Mariner earned a bachelor’s degree in accounting from the University of Virginia and received a M.B.A. from Harvard Business School. “I believe there is an incredible opportunity to harness technology to enhance learning and empower greater success for students and educators around the world," said Mariner. "McGraw-Hill Education is focused on unlocking the full potential of each learner and I look forward to working with the other members of the board to help the company realize this vision.”

The latest board appointment comes as McGraw-Hill Education continues its transformation as a leader in applying the science of learning to help improve outcomes for students, educators and professionals. In the last few years, McGraw-Hill Education has invested significantly in digital learning solutions to strengthen its offerings and improve teaching and learning. The company has opened R&D centers in Seattle and in Boston's innovation district and has complemented its internal development with select acquisitions, including ALEKS, LearnSmart and Engrade, all of which reflect the continued building of its capabilities in adaptive and personalized learning. ### About McGraw-Hill Education McGraw-Hill Education is a learning science company that delivers personalized learning experiences that help students, parents, educators and professionals drive results. McGraw-Hill Education has offices across North America, India, China, Europe, the Middle East and South America, and makes its learning solutions available in nearly 60 languages. Visit us at mheducation.com or find us on Facebook or Twitter. Contact: Tiffany Eckelberg McGraw-Hill Education (646) 766-2434 tiffany.eckelberg@mheducation.com